Exhibit 99.1

Contact:	Randall E. Black, Chief Executive Officer and President	First Citizens National Bank
	570-662-2121	15 South Main Street
	570-662-2365 (fax)	Mansfield, PA 16933

CITIZENS FINANCIAL SERVICES, INC. AMENDS
DIVIDEND REINVESTMENT PLAN

MANSFIELD, PENNSYLVANIA - July 19, 2006 - Citizens Financial Services, Inc, (OTCBB: CZFS.OB) has announced that its Board of Directors has approved an amendment to the company’s Dividend Reinvestment Plan requiring shareholders of record on or after August 1, 2006 to enroll a minimum of 100 shares in order to be eligible to participate in the Dividend Reinvestment Plan. Previously, shareholders of record were permitted to enroll a minimum of 25 shares. In addition, the Board of Directors authorized record holders of common stock who: (1) are participating in the Dividend Reinvestment Plan as of the close business on July 31, 2006; and (2) have enrolled less than 100 shares of common stock in the Dividend Reinvestment Plan as of that date, to continue to participate in the Dividend Reinvestment Plan. Therefore, shareholders of record as of July 31, 2006 who participate in the Dividend Reinvestment Plan will not be required to increase their share allocation.

Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties, Pennsylvania, and Allegany County, New York, where their 16 offices are located.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal, and regulatory risk; changing economic and competitive conditions and other risks and uncertainties.